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                                                                    Exhibit 23.1





  Report on Financial Statement Schedule and Consent of Independent Auditors


Our audit also included the financial statement schedule of CytoTherapeutics, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule, referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-49524) pertaining to the 1988 Incentive Stock Plan, 1992 Equity Incentive Plan, 1992 Employee Stock Purchase Plan and 1992 Stock Option Plan for Non-Employee Directors, in the Registration Statement (Form S-8 No. 333-10773) pertaining to the 1992 Equity Incentive Plan and in the Registration Statements (Form S-3 No. 33-68900 and No. 333-91228) of CytoTherapeutics, Inc. and in the related Prospectuses of our report dated February 6, 1997, except for Note 17, as to which the date is February 13, 1997, with respect to the consolidated financial statement schedule included in this Annual Report (Form 10-K) of CytoTherapeutics, Inc. for the year ended December 31, 1996.



                                                        ERNST & YOUNG LLP

Boston, Massachusetts
March 25, 1997